Exhibit 99.1

Dale L Fuller

5 Robert S. Drive

Menlo Park, California 94025

January 14, 2008

Shawn McCreight, Chairman

Victor Limongelli, Chief Executive Officer

Guidance Software, Inc.

215 North Marengo Avenue, Second Floor

Pasadena, CA 91101

Dear Shawn and Victor:

I have had the pleasure of serving the investors of Guidance Software this past half year as a member of the Board of Directors and want to thank you for that opportunity. However, at this time I have decided not to stand for reelection this next year. In order to accomplish this in an orderly way as possible, I would like to make the resignation effective as of January 31, 2008.

I want to wish all of you including Victor as the new CEO, the rest of the management team and employees great success in the future.

Sincerely,

/s/ Dale L. Fuller

Dale L. Fuller